                                                                    Exhibit 10.9

                               SUN COMPANY, INC.

                           EXECUTIVE RETIREMENT PLAN


                              Amendment No. 1997-1


1.    The second sentence of Section 1.01 is deleted.

2.    There is added a new Section 1.07A as follows:

      "1.07A 'Cause' shall mean termination of a Participant's employment by the Company, due to:

            (a) the Participant's indictment for a criminal offense (other than a traffic offense) including, without limitation, a crime involving moral turpitude or common law fraud;

            (b) excessive absenteeism by the Participant, unrelated to any illness; or

            (c) the Company's reasonable determination that the Participant has either:

               (1) committed an act of fraud, embezzlement, theft, or misappropriation of funds in connection with such Participant's duties in the course of his employment with the Company; or

               (2) engaged in mismanagement, negligence, or misconduct in the course of his employment with the Company."

3.    There is added a new Section 1.07B as follows:

      "1.07B  'Change in Control' shall be deemed to have occurred if:

            (a) Continuing Directors cease, within one year of such Control Transaction, to constitute a majority of the Board of Directors of Sun Company, Inc. (or of the Board of Directors of any successor to Sun Company, Inc. or to all or substantially all of its assets) or

            (b) any entity, person or Group acquires shares of Sun Company, Inc. in a transaction or series of transactions that result in such entity, person or Group directly or indirectly owning beneficially more than twenty percent (20%) of the outstanding voting shares."

4.    There is added a new Section 1.09A as follows:

      "1.09A 'Continuing Director' shall mean a Director who was a member of the Board of Directors of Sun Company, Inc. immediately prior to a Control Transaction which results in a Change in Control."

5.    There is added a new Section 1.09B as follows:

      "1.09B 'Control Transaction' shall mean any of the following transactions or any combination thereof: (i) any tender offer for or acquisition of capital stock of Sun Company, Inc., (ii) any merger, consolidation, or sale of all or substantially all of the assets of Sun Company, Inc., or (iii) the submission of a nominee or nominees for the position of director of the Company by a shareholder or a Group of shareholders in a proxy solicitation or otherwise."

6.    Section 1.11 is restated as follows:

      "1.11 'Earnings' means:

            (a) For periods beginning on or after September 1, 1997, the sum of (i) base salary paid or payable to a Participant by the Company or an Affiliated Company and (ii) the Participant's unadjusted annual guideline bonus in effect for the Participant under the Sun Company, Inc. Executive Incentive Plan or successor plans ("EIP") pro rated over the applicable period (e.g., for computation of Earnings for a one-month period, the unadjusted annual guideline bonus would be divided by 12); or

            (b) For periods ending prior to September 1, 1997, the sum of (i) base salary paid or payable to a Participant by the Company or an Affiliated Company (including an amount equal to the value on the date of grant of any restricted stock units ("RSUs") designated as base salary, and not as short-term or long-term incentives, under the Sun Company, Inc. Long-Term Incentive Plan or the Sun Company, Inc. Executive Long-Term Stock Investment Plan, provided that such RSUs become vested and payable) and (ii) the dollars represented by (I) the Participant's unadjusted guideline incentive percentage in effect under the EIP during such period, multiplied by (II) the Participant's base salary paid or payable (as defined in subsection (b)(i) herein)."

7.    Section 1.16 is restated as follows:

      "1.16 'Final Average Earnings' means the arithmetic average of the Participant's aggregate Earnings during the 36 consecutive calendar months of the last 120-consecutive calendar month period of Service immediately preceding the earlier of actual retirement, Termination Date or the Participant's 62nd birthday (or the actual number of such months if less than 36) which produce the highest average."

8.    There is added a new Section 1.16A as follows:

      "1.16A 'Group' shall mean persons who act in concert as described in Sections 13(d)(3) and/or 14(d)(2) of the Securities Exchange Act of 1934, as amended."

9.    Section 1.19 is restated as follows:

      "1.19 'Participant' means any Employee who is a Participant in the Sun
            Company, Inc. Retirement Plan, who has not waived his rights to participate in this Plan, and who is either (a) an Executive or (b) designated as a Participant by the Board Committee. Except as provided in Sections 6.01, 6.02 or 6.04, if any Participant ceases to be an Executive, he will thereupon cease to be a Participant (unless otherwise designated by the Board Committee), and will forfeit all rights to benefits under this Plan."

10.  There is added a new Section 1.22A as follows:

      "1.22A 'Potential Change in Control' shall mean the occurrence of any of the following events or transactions:

            (1) any person (other than Sun Company, Inc., or any affiliate or subsidiary thereof) makes a tender offer for capital stock of Sun Company, Inc.;

            (2) any person becomes the beneficial owner, directly or indirectly, of capital stock of Sun Company, Inc. in an amount which requires the filing of Schedule 13D or its equivalent form pursuant to the Rules and Regulations under the Securities Exchange Act of 1934 as from time to time amended;

            (3) the submission of a nominee or nominees for the position of director of Sun Company, Inc. by a shareholder or Group of shareholders in a proxy solicitation or otherwise which, in its judgment, the Board of Directors determines by adoption of a resolution within thirty (30) days of such submission, might result in a Change in Control of Sun Company, Inc.;

            (4) any person files a pre-merger notification for the acquisition of capital stock of Sun Company, Inc. pursuant to the Hart-Scott-Rodino Act; or

            (5) The Board of Directors in its judgment determines by adoption of a resolution that a Potential Change in Control of Sun Company, Inc. for purposes of this Plan has occurred."

11.  There is added a new Section 1.23A as follows:

      "1.23A 'Qualifying Termination' of the employment of a Participant shall mean any of the following:

            (a) a termination of employment by the Company within two (2) years after a Change in Control, other than for Just Cause, death or disability;

            (b) a termination of employment by the Participant within two (2) years after a Change in Control for one or more of the following reasons:

               (1) the assignment to such Participant of any duties inconsistent in a way adverse to such Participant, with such Participant's positions, duties, responsibilities and status with the Company immediately prior to the Change in Control, or a reduction in the duties and responsibilities held by the Participant immediately prior to the Change in Control; a change in the Participant's reporting responsibilities, title or offices as in effect immediately prior to the Change in Control that is adverse to the Participant; or any removal of the Participant from or any failure to re-elect the Participant to any position with the Company that such Participant held immediately prior to the Change in Control except in connection with such
                     Participant's: (i) assignment to a new position at a higher annual base salary and guideline bonus; or (ii) termination of employment by the Company for Just Cause; or

               (2) With respect to any Participant who is a member of the Board of Directors immediately prior to the Change in Control, any failure of the shareholders of the Company to elect or reelect, or of the Company to appoint or reappoint, the Participant as a member of the Board of Directors;

               (3) A reduction by the Company in the Participant's base annual salary or guideline (target) bonus as in effect immediately prior to the Change in Control; the failure by the Company to continue in effect, or the taking of any action by the Company that would adversely affect such Participant's participation in or materially reduce such Participant's benefits under, any employee benefit plan or compensation plan in which such Participant was participating immediately prior to the Change in Control; provided, however, that in the aggregate such actions by the Company significantly reduce the Participant's total compensation (i.e., the sum of Participant's annual base salary, guideline (target) bonus, and the aggregate value to the Participant of all employee benefit or compensation plans); or the failure by the Company, without the Participant's consent, to pay to the Participant any portion of the Participant's current compensation, or to pay to the Participant any portion of an installment of deferred compensation under any deferred compensation program of the Company; or

               (4) The Company requires the Participant to be based anywhere other than the Participant's present work location or a location within thirty-five (35) miles from the present location; or the Company requires the Participant to travel on Company business to an extent substantially more burdensome than such Participant's travel obligations during the period of twelve (12) consecutive months immediately preceding the Change in Control;

               provided, however, that in the case of any such termination of employment by the Participant under this subparagraph (b), such termination shall not be deemed to be a Qualifying Termination unless the termination occurs within 120 days after the occurrence of the event or events constituting the reason for the termination; or

            (c) a termination of employment by the Company other than a termination for Just Cause, or a termination of employment by the Participant for one of the reasons set forth in (b) above, following a Potential Change in Control, if the Participant can demonstrate that such termination or circumstance in (b) above leading to termination (i) was at the request of a third party with which the Company had entered into negotiations or an agreement with regard to a Change in Control or (ii) otherwise occurred in connection with, or in anticipation of, a Change in Control, provided that, in either such case, such Change in Control actually occurs within one (1) year following the Employment Termination Date.

            (d)   As used herein, 'Just Cause' shall mean:

               (i) a judicial determination that the Participant has committed fraud, misappropriation, or embezzlement against the Company; or

               (ii) a non-appealable conviction of, or entry of a plea of nolo contendere for, an act by the Participant constituting a felony which, as determined by the Company in good faith, constitutes a crime involving moral turpitude and has resulted in material harm to the Company, its subsidiaries and affiliates taken as a whole.

               A termination of employment pursuant to Just Cause shall not be considered to be effective unless accompanied by a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Continuing Directors at a meeting of the Board of Directors which was called and held for the purpose of considering such termination, or if there are no Continuing Directors, then by at least three quarters of the entire Board of Directors (after reasonable notice to the Participant and an opportunity for the Participant, together with the Participant's counsel, to be heard before the Board of Directors) finding that, in the good faith opinion of the Board of Directors, the Participant was guilty of conduct set forth in the preceding sentence, and specifying the particulars thereof in detail. In any Board deliberations or votes concerning a determination under this Section, the Participant shall recuse himself from such deliberations and votes."

12.  Section 6.01 is restated as follows:

      "6.01 Termination of Employment.

            (a)  Voluntary Termination.

               A Participant whose employment is terminated for any reason other than death or retirement, including early retirement, will not be entitled to benefits under this Plan, except as provided in Subsection (b) and Section 6.04 hereof.

            (b)  Involuntary Termination.

               Notwithstanding any other provision of the Plan (and except as discussed herein), a Participant whose employment is involuntarily terminated prior to his Early Retirement Date, other than for Just Cause, and who executes a release and discharge of the Company from any and all claims, demands or causes of action other than as to amounts or benefits due to the Participant under any plan, program or contract provided by, or entered into with, the Company will be entitled to benefits in accordance with this Subsection (b). Such release and discharge shall be in such form as is prescribed by the Committee and shall be executed prior to the payment of any benefits due hereunder. In addition, no benefits due hereunder shall be paid to a Participant who is required by Company guidelines to execute an agreement governing the assignment of patents or the disclosure of confidential information unless an executed copy of such agreement is on file with the Company. The benefits under this Subsection (b) shall consist of a nonforfeitable percentage in the benefits calculated under Section 3.06 (including the minimum benefit defined under Section 3.04) equal to 1-2/3% times the number of completed months of Executive Service. Such benefits shall commence coincident with or next following the first day of the calendar month in which the Participant attains age 55, or if the Participant elects, the benefit will be paid no later than 30 days after the Termination Date, in a lump sum payment of the Actuarial Equivalent of the age 55 retirement income determined under Section 3.06, with an additional reduction of such benefit by discounting it to the date of payment using the interest rate used in Section 1.01. Any participant who also is eligible to receive benefits under Section
            6.04 shall not receive benefits hereunder but shall instead receive the benefits under Section 6.04."

13.  Section 6.04 is restated as follows:

      "6.04 Change in Control.

            (a) Notwithstanding any other provisions in the Plan, any Participant who terminates employment as a result of a Qualifying Termination shall become fully vested upon a Change in Control of the Company and shall be entitled to benefits calculated as follows:

               (1) Except for purposes of Section 1.10(b), Service and Credited Service shall be increased by 36 months, with the number of months credited under this Section 6.04(a)(1) reduced by one month for each completed month of Service of the Participant after the date of the Change in Control, but not below zero.

               (2) If at the Termination Date, the Participant has attained his Normal Retirement Date, he shall be entitled to a benefit calculated in accordance with Section 3.02.

               (3) If at the Termination Date, the Participant has not attained his Normal Retirement Date, or has not attained his Early Retirement Date, he shall be entitled to benefits calculated under Section 3.06 (including the minimum benefit defined under Section 3.04).

               (4) Final Average Earnings shall be determined using the greater of: (i) the amount determined under Section 1.16 without reference to this Section 6.04(a)(4); (ii) Earnings for the first full calendar month preceding the Termination Date; or (iii) Earnings for the first full calendar month preceding the date of a Change in Control.

               (5) In the case of a Participant who has not attained his Early Retirement Date at the Termination Date, such benefits shall commence coincident with or next following the first day of the calendar month in which the Participant attains age 55, or if the Participant elects, the benefit will be paid no later than 30 days after the Termination Date, in a lump sum payment of the Actuarial Equivalent of the age 55 retirement income determined under Section 3.06 with additional reduction of such benefit by discounting it to the date of payment using the interest rate used in Section 1.01.

            (b) Notwithstanding any other provisions in the Plan, upon a Change in Control and for a period of twelve (12) months thereafter, any retired Participant or Beneficiary who is receiving an optional form of retirement income pursuant to
                  Article IV hereof, shall have the right to elect to receive in a single lump-sum cash payment an amount equal to ninety-five percent (95%) of the Actuarial Equivalent of the payments of such retirement income to which the Participant or Beneficiary is entitled for all future periods under the Plan; provided, however, that if this option is exercised, such retired Participant or Beneficiary will forfeit to the Company the remaining five percent 5% of the Actuarial Equivalent of such payments. Payments under this Section 6.04(b) shall be made as soon as practicable, but no later than 30 days after the retired Participant or Beneficiary notifies the Plan that he is exercising his right to withdraw.

            (c) The Company shall pay all reasonable legal fees and related expenses incurred by a Participant in seeking to obtain or enforce any payment, benefit or other right such Participant may be entitled to under the Plan after a Change in Control; provided, however, that the Participant shall be required to repay any such amounts to the Company to the extent a court of competent jurisdiction issues a final and non-appealable order setting forth the determination that the position taken by the Participant was frivolous or advanced in bad faith."

14.  This amendment is effective September 1, 1997.